Exhibit 10.31

TENGION, INC.

2900 POTSHOP LANE, SUITE 100

EAST NORRITON, PENNSYLVANIA 19403

June 24, 2008

Mr. Mark Stejbach

4260 Erica Drive

Doylestown, PA 18902

Re: Offer to Join Tengion

Dear Mark:

Based in part on our recent discussions and reference checks, my colleagues and I believe you can make a meaningful contribution to our Company. As a result, I am pleased to formally extend this offer for you to join Tengion, Inc. (the “Company” or “we”).

Our mission and goals are extremely exciting and potentially of profound value to society. In order to ensure we fulfill our mission and achieve our goals ,we have, from our inception, takes pains to recruit exceptionally talented individuals who are committed to teamwork and excellence, who perceive the excitement of our visions and who share our ethical values. We hope you will be as elated with the prospect of your joining us as we are.

The terms and conditions of your proposed employment are as follows:

1.	Your position is Vice President, Marketing and Commercial Planning. You will report directly to the chief executive officer.

2.	Your commencement date is August 1, 2008 (“Commencement Date”).

3.	Your gross base compensation will be two hundred fifty thousand dollars ($250,000) per year. You will be eligible for an annual merit bonus of up to twenty percent (20%) of your base salary. The magnitude of the bonus, if any, will be determined by the Company’s Board of Directors (the “Board”) and your manager in their sole discretion, based upon a combination of the Company’s performance and your achievement of a series of mutually agreed upon performance milestones that will be established by you and the chief executive officer promptly after the Commencement Date and yearly thereafter. The maximum bonus and merit increase for which you will be eligible with respect the year in which your employment with Tengion commences may be prorated based on the portion of the year employed.

In addition to the foregoing, upon acceptance of this offer, you will become eligible for a bonus in the amount of twenty-five thousand dollars ($25,000), which will become payable upon the actual commencement of your employment. You will receive as additional bonus payment of twelve thousand five hundred dollars ($12,500) on the six (6) month anniversary of the Commencement Date, provided that you remain employed by the Company on that date (the foregoing payments in the aggregate of thirty-seven thousand five hundred dollars ($37,500) are referred to herein as the “Initial Signing Bonus”). If you voluntarily terminate your employment with the Company before you have worked for the Company for one full year, then you shall repay to the Company, within 30 days after your departure date, a portion of the Initial Signing Bonus determined by multiplying thirty-seven thousand five hundred dollars ($37,500) by a fraction the denominator of which is three hundred sixty-five (365) and the numerator of which is equal to the number of days between your departure date and the first anniversary of the Commencement equal to the number of days between your departure date and the first anniversary of the Commencement Date. Further, you will receive additional bonus payment of twelve thousand five hundred dollars ($12,500) each, payable on each of the twelve (12) and eighteen (18) month anniversaries of the Commencement Date, provided you remain employed by the Company on the respective dates.

4.	You will receive a qualified incentive stock option to purchase four hundred fifty thousand (450,000) shares of common stock of the Company at an exercise price per share equal to the current fair market value of such share (the “Option”) pursuant to the Company’s 2004 Stock Incentive Plan (the “Plan”). This option will be reflected in a standard Tengion Incentive Stock Option Grant Agreement, as approved by our Board of Directors.

As is standard for all of the Company’s stock options granted to vice presidents who report directly to the CEO, the Option will vest with respect to twenty-five percent (25%) of the underlying shares upon the first anniversary of your Commencement Date and will vest with respect to the balance of the remaining underlying shares over the ensuing three years ratably on the quarter anniversaries of your Commencement Date. Notwithstanding the foregoing, in the event your employment is terminated by the Company, without Cause (as such term is defined below) within the period from one (1) month before until nine (9) months after (i) a Reorganization Event (as defined in the Plan) after which the Option (or an instrument into which it has been converted in connection with the Reorganization Event) remains outstanding or (ii) the sale or other disposition of all or substantially all of the Company’s assets or a change in ownership of fifty percent (50%) or more of the Company’s stock in a single transaction or series of related transactions, other than a financing transaction (an “Acquisition Transaction”), and the termination of your employment is the sole, direct and proximate result of the Reorganization Event or Acquisition Transaction (and not the result of your job performance in whole or in part), all of the shares underlying the Option shall vest in full (if not sooner vested).

5.	You will be eligible to enroll in our group benefits program on the first day of the month following your date of hire, in accordance with the terms and requirements of Tengion’s group health plan (since your Commencement Date is the first day of the month, you will become eligible to enroll in our group benefits program as of that date). We offer a medical plan through our healthcare provider, United Healthcare, and a dental plan through our dental provider, MetLife. All employees are provided with a basic life insurance policy and short- and long-term disability policies at no cost to employees.

6.	Tengion offers a 401(k) plan, which allows employees to defer pre-tax dollars into a retirement savings plan. Employees are eligible to participates on the first day of the month following their date of hire.

7.	You will receive a performance review on an annual basis, which will include a determination of potential adjustment of your base salary, along with the assessment of a merit bonus. The Board may also consider on an annual basis, awarding you a grant of stock incentive under the Plan (including incentive stock options, among other things) in recognition of your performance during the preceding year. Salary increases, merit bonuses and stock incentive grants are entirely discretionary and not guaranteed.

8.

In the unfortunate event that your employment is terminated by the Company for reasons other than Cause (as such term is defined below), Tengion will provide you with a severance package to assist you through your transition period. Such severance package will be paid as follows: (a) if you execute and deliver to the Company, the Company’s form of Release and Non-disparagement Agreement for departing employees within the time-frame contemplated in that document, you will receive nine (9) months of salary and benefits, which will be paid in substantially the same manner and form as the Company provided such salary and benefits to you prior to termination; and (b) if you do not execute and deliver to the Company the Company’s form of Release and Non-disparagement Agreement for departing employees within the time-frame contemplated in that document, you will receive one (1) month of salary and benefits, which will be paid in substantially the same manner and form as the Company provided such salary and benefit to you prior to termination. The severance package is designed to be a safety net. Consequently, it will be subject to set off if you obtain other employment during the severance period. If your employment is terminated by the Company for Cause, or if you resign or your employment is terminated by reason of your death, you will not be entitled to a severance package.

9.	The term “Cause” means (A) a material failure to perform the duties of your position (other than as a result of physical or mental illness, accident or injury) or any other material breach by you; (B) dishonesty, misconduct, or illegal conduct by you in connection with your employment with the Company, which in the Board’s reasonable judgment may result in damage to the business or reputation of the Company; (C) failure, in any material respect, to comply with Tengion’s written policies that are of material significance to the Company’s operations, reputation or compliance program; (D) your conviction of, or plea of guilty or nolo contendere to, a charge of commission of a felony (exclusive of any felony relating to negligent operation of a motor vehicle); or (E) a material breach by your of this Offer Letter, including the confidentiality, non-competition and invention assignment agreement required to be executed pursuant to paragraph 10 below (and attached hereto as Appendix A) or the memo attached hereto as Appendix B.

10.	Due to the competitive nature of our industry and the uniqueness of Tengion’s technology, you will be required to execute a Tengion standard confidentiality, non-competition and Invention assignment agreement attached hereto as Appendix A. As set forth more specifically in that agreement, you will agree, among other things, that if your employment with the Company is terminated for any reason (with or without Cause), then for a period of twelve (12) months thereafter, you will not engage in a business activity that will be directly competitive with the business of the Company.

11.	Valid acceptance of this offer of employment is conditioned upon satisfaction of the following:

(a)	Compliance with the Immigration Reform and Control Act, including verification of your identity and authorization to work in the United States.

(b)	Execution of Tengion’s standard confidentially, non-competition and Invention assignment agreement attached hereto as Appendix A.

(c)	Execution of the memorandum attached hereto as Appendix B.

By acceptance of this offer you will be deemed to have agreed to the terms and conditions of the agreement attached as Appendix A and to have made the representations and warranties contained in the memorandum attached as Appendix B.

This offer of employment has been made, and your Commencement Date may occur, before completion of the background investigation and drug screen you have previously authorized in writing. This offer and your continuing employment by Tengion therefore are contingent upon the result of such investigation and drug test.

12.	Your employment with the Company with remain “at-will,” meaning that you may terminate your employment with the Company at any time and for any reason simply by notifying the Company. Likewise, the company may terminate your employment at any time and for any reason or no reason, with or without cause or advance notice. The at-will nature of our employment relationship cannot be changed, except in writing specifically describing such change and signed by the President and Chief Executive Officer. For the purposes of clarify, this will confirm that Tengion has made no promises or representations to you regarding your employment other than those expressly included in this offer letter. Any purported promises or representations in addition to or contrary to the terms of this letter are not binding on the Company.

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This letter sets forth the entire agreement and understanding between you and us relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party against whom enforcement of such modification, amendment or waiver is sought.

Please confirm that the foregoing, terms are acceptable by executing this letter on the line provided for your signature below. I and my entire leadership team look forward to your joining us.

Sincerely,

/s/ Steven A. Nichtberger
Steven A. Nichtberger, M.D.
Chief Executive Officer

cc: Kelly Morello, Director Human Resources.

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In full understanding of, and agreement with, the terms and conditions of the Company’s conditional offer of employment, including those contained in the attached confidentiality, non-competition and invention assignment agreement (Appendix A) and the attached memorandum (Appendix B), I hereby accept this offer.

/s/ Mark Stejbach
Mark Stejbach

6/26/08
Dated:

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APPENDIX A

CONFIDENTIALITY, NON-COMPETITION AND INVENTION ASSIGNMENT AGREEMENT

As a condition of and in consideration of my employment by Tengion, Inc., a Delaware corporation (the “Company”), I agree to the following terms of this Confidentiality, Non-Competition and Invention Assignment Agreement (the “Agreement”):

1. Confidential Information

(a) Company Information. I acknowledge that, during the course of my employment, I will have access to information about the Company and that my employment with the Company shall bring me into close contact with confidential and proprietary information of the Company. In recognition of the foregoing, I agree, at all times during the term of my employment with the Company and thereafter, to hold in strict confidence and not to use, except for the benefit of the Company, or to disclose to any person, firm, corporation or other entity without written authorization of the Company, any Confidential Information of the Company (as defined below) which I encounter, obtain, create or develop. I further agree not to make copies or derivatives of such Confidential Information except as authorized by the Company.

(b) Confidential Information Defined. I understand that “Confidential Information” means any Company proprietary information, technical, business and financial data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, vendor lists, supplier lists and suppliers, customer lists and customers (including, but not limited to, customers of the Company to whom I call or with whom I become acquainted during the term of my employment), contacts at or knowledge of clients or prospective clients of the Company, pricing information, and costs, markets, software, ideas, concepts, developments, inventions (including inventions, as defined in Section 2(b)), discoveries protocols, scripts, features and modes of operation, interfaces works of authorship, databases or database scripts, algorithms, methodologies, processes, formulas, computer codes, technology, designs, drawings, internal documentation, engineering materials, hardware configuration information, marketing data, licenses, finances, budgets, projections, forecasts, strategies, salaries, terms of compensation of other employees or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation during the period of my employment with the Company (the “Employment Period”) and any other materials of any nature relating to any matter within the scope of the business of the Company or concerning any of the dealings or affairs of the Company.

(c) Limits on Scope of Confidential Information. I understand that Confidential Information includes, but is not limited to, information pertaining to any aspect of the Company’s business which is either information not known by actual or potential competitors of the Company or its confidential or proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise. Notwithstanding the foregoing, I understand that Confidential Information shall not include (i) any of the foregoing items which have become publicly known through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved; or (ii) any information that I am required to disclose to, or by, any governmental or judicial authority; provided, however, that I give the Company prompt written notice thereof so that the Company may seek an appropriate protective order and/or waive in writing compliance with the confidentiality provision of this Agreement.

(d) Former Employer Information. I represent that my performance of all terms of this Agreement as an employee of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or trust prior or subsequent to the commencement of my employment with the Company, and I will not disclose to the Company, or induce the Company to use, any inventions, confidential or proprietary information or material I may have obtained in connection with employment with any prior employer or other person in violation of a confidentiality agreement, nondisclosure agreement or similar agreement with such prior employer or other person.

(e) Third Party Information. I recognize that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to

CONFIDENTIALITY, NON-COMPETITION AND INVENTION ASSIGNMENT AGREEMENT

maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with any such third party.

2. Inventions.

(a) Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing with particularity all intellectual property, including, but not limited to, property inventions, copyrights, copyright applications or registrations, original works of authorship, developments, improvements, patents, patent applications, trademarks, trademark applications, trade names or trade secrets which were created or owned by me prior to the commencement of my employment and which belong solely to me or belong to me jointly with another, which relate in any way to any of the Company’s proposed or actual businesses, products or research and development (collectively referred to as “Prior Inventions”), and which are not assigned to the Company hereunder, or, if no such list is attached, I represent that there are no such Prior Inventions, If, in the course of the Employment Period, I agree to incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, absent a prior written agreement or license between myself and the Company for such incorporation of the Prior Invention into a Company product, process or machine, then the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, fully paid-up worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute or commercialize such Prior Invention as part of or in connection with such product, process or machine.

(b) Assignment of Inventions. I agree that I will, without additional compensation, promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copy right or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, whether or not during regular working, hours, during the Employment Period, and with respect to Inventions in the field of tissue engineering and organ regeneration, for a period of one (1) year thereafter, provided they either (i) relate at the time of conception or development to the actual or demonstrably proposed business or research and development activities of the Company; (ii) result from or relate to any work performed for the Company; or (iii) are developed through the use of Confidential Information and/or Company owned resources or in consultation with Company personnel (collectively referred to as “Inventions”). I further acknowledge that all Inventions which are made by me (solely or jointly with others) within the scope of and during the Employment Period are “works made for hire” (to the greatest extent permitted by applicable law) for which I am, in part, compensated by my salary, unless regulated otherwise by law but that, in the event any such Invention is deemed not to be a work made for hire, I hereby assign all rights in such Invention to the Company. I further represent and agree that to the best of my knowledge and belief, use by the Company of any of the Inventions will not violate or infringe upon any right, patent, copyright, trademark or right of privacy, or constitute libel or slander against or violate any other rights of any person, form or corporation, and that I will use my best efforts to prevent any such violation.

(c) Maintenance of Records. I agree to keep and maintain reasonable and current written records of all inventories made by me (solely or jointly with others) during the Employment Period. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format. The records will be available to and remain the sole property of the Company at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole discretion of the Company for the purpose of furthering the Company’s business.

(d) Intellectual Property Rights. I agree to assist the Company, or its designee, at the Company’s expense, in every reasonable way to secure the Company’s rights in, the inventions and any copyrights, copyright applications or registrations, patents, patent applications, trademarks, trademark applications, trade names, service marks, logos, database rights, algorithms, know-how, domain names, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of

CONFIDENTIALITY, NON-COMPETITION AND INVENTION ASSIGNMENT AGREEMENT

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all pertinent information and data with respect thereto, the execution of all applications specifications, oaths, assignments, recordations, and all other instruments which the Company shall deem necessary in order to apply for, obtain, maintain, perfect and/or transfer such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to such Inventions, and any intellectual property or other proprietary rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world. If the Company is unable because of my mental or physical incapacity or unavailability for any other reason to secure my signature to apply for or to pursue any application for any Untied States or foreign patents or copyright registrations covering inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications or records and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent or registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to the Company any and all claims, of any nature whatsoever, which I now or hereafter have for past, present or future infringement of any and all propriety rights assigned by the Company.

3. Returning Company Documents. I agree that, at the time of termination of my employment with the Company for any reason, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all Confidential Information and all other documents, materials, information or property developed by me pursuant to my employment or otherwise belonging to the Company, its successor or assigns. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. In the event of the termination of my employment, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit B.

4. Disclosure of Agreement. During the Restricted Period (as defined below), I will disclose the existence of this Agreement to any prospective employer, partner, co-venturer, investor or lender prior to entering into an employment, partnership or other business relationship with such person or entity; provided, however, the foregoing shall not obligate me to disclose the existence of this Agreement when I am engaging in activities unrelated to the business of the Company.

5. Solicitation of Employees and Customers. I recognize and acknowledge that during my employment with the Company, I will have access to, learn, be provided with and, in some cases, prepare and create certain Confidential Information, all of which is of substantial value to the Company’s business. I further recognize that I will have substantial contacts and good will with customers, clients, investors, consultants, contractors and strategic partners of the Company and hereby acknowledge a fiduciary relationship will exist between me and the Company by reason of my having received, been privy to and possessed client, customer and other proprietary information and good will which would give me an unfair advantage in attaining the Company’s clients and customers or otherwise competing against the Company. In light of the foregoing, during the Employment Period and for a period of twenty-four (24) months after the date of the termination of my employment for any reason (the “Registered Period”), I shall not, without the prior written consent of the Company, directly or indirectly, either individually or on behalf of or through any other person, business, enterprise or entity (other than the Company), (i) solicit or induce, or in any manner attempt to solicit or induce, or in any manner assist others to solicit or induce, any person employed by, an agent of, or a service provider to, the Company to terminate such person’s employment, agency or service, as the case may be, with the Company; or (ii) divert, or attempt to divert, or in any manner assist others to divert or attempt to divert, any person, concern, or entity form doing business with the Company, or attempt to induce any such person, concern or entity to cease being a customer or supplier of the Company.

6. Non-Competition. I agree that, during the term of my relationship with the Company (whether as an employee, consistent or otherwise), and for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, with or without cause (the “Non-Compete Period”), I will not, without the prior written consent of the Company, for myself or on behalf of any other person or entity, directly or indirectly, either as principal, agent, employee, consultant, representative or in any other capacity, own, manage, operate or control, or be connected or employed by, or otherwise associate in any manner with, or

CONFIDENTIALITY, NON-COMPETITION AND INVENTION ASSIGNMENT AGREEMENT

engage in, any business located anywhere in the world that is in the field of tissue engineering and organ regeneration and is developing a product or products (in any stage, whether preliminary or final) that competes or will compete, directly or indirectly, with any product or products (in any stage of development, whether preliminary or final) of the Company as contemplated during the Employment Period (the “Field of Interest”). More ownership of one-half of one percent or less of the outstanding capital stock or other ownership interests of any entity whose securities are traded on a recognized securities exchange will not, in itself, constitute a violation of this Section 6.

7. Reasonableness of Restrictions. I recognize and acknowledge that the restrictions and limitations set forth in this Agreement, including such provisions set forth in Sections 5 and 6 above, are legitimate and fair in light of any access to Confidential Information, my substantial contacts with customers of the Company and the Company’s need to develop, market and sell its services and/or products. I further acknowledge that the restrictions and limitations set forth in this Agreement will in no way interfere with my ability to earn a living following the termination of my employment with the Company and that my ability to earn a livelihood without violating such restrictions is a material condition to my employment with the Company.

8. Independence. Each of the rights enumerated above shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. No breach by the Company of any of its obligations hereunder, or otherwise shall operate to excuse the performance of my commitments hereunder.

9. Severability and Judicial Modification. If any provision or covenant (or both) contained herein or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the provisions or covenants (or both) or rights or remedies (or both), which shall be given full affect without regard to the invalid or unenforceable portions. Additionally, in the event any provision or covenant (or both) contained herein is held to be invalid or unenforceable because of the duration, area, scope, activity and/or subject contemplated under such provision or covenant (or both), I agree that the court making such determination shall have the power to reduce the applicable duration, area, scope, activity or subject (or any combination of any of the foregoing) to the maximum or broadest extent permissible by law and that, in its reduced forte, the provision or covenant (or both) in question shall then be enforceable. I further acknowledge that in the event any provision or covenant (or both) contained herein or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable in any particular jurisdiction, then, any such invalidity or unenforceability shall not invalidate or render unenforceable such provision and/or covenants in any other jurisdiction.

10. Injunctive Relief. I expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in this Agreement may result in substantial, continuing and irreparable injury to the Company. Therefore, I hereby agree that, in addition to any other remedy that may be available to the Company, the Company may be entitled to injunctive relief, specific performance or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Agreement. Notwithstanding any other provisions to the contrary, I acknowledge and agree that the Restricted Period or the Non-Corporate Period, as applicable, shall be toiled and shall not run during any period for violation of any of the covenants in Section 5 or Section 6 hereof and during any other period required for litigation during which the Company seeks to enforce such covenants against me if it is ultimately determined that I was in breach of such covenants.

11. General Provisions.

(a) Governing Law and Forum Selection. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States of America and the Commonwealth of Pennsylvania, without giving effect to the principles of conflict of laws, I agree that any disputes that may arise from this Agreement shall be resolved in State or Federal courts located in the Commonwealth of Pennsylvania, exclusively, and consent to the Jurisdiction of such courts.

(b) Notices. All notices or other communications given hereunder shall be in writing and shall be deemed effective upon delivery at the address of the party to be notified and shall be mailed by certified or registered mail, return receipt requested, delivered by courier, telecopied, or sent by other facsimile method (notices

CONFIDENTIALITY, NON-COMPETITION AND INVENTION ASSIGNMENT AGREEMENT

by telecopy or facsimile must be confirmed by next day courier delivery to be effective), addressed to the address specified below, or such other address as such party may subsequently notify the other party of in writing.

Company’s address:	Tengion, Inc.
2900 Potshop Lane, Suite 100
East Norriton, PA 19403
Fax: (610) 275-3754
Attention: General Counsel

My Address:	Mark Stejbach
4360 Erica Drive
Doylstown, PA 18902

(c) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, obligations rights or compensation will not affect the validity or scope of this Agreement.

(d) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

(e) Fees and Expenses. I hereby agree that if the Company commences no action against me, by way of claim or counterclaim and including declaratory claims, in which it is preliminarily or finally determined that I violated any material provision of this Agreement, I agree to reimburse the Company for all reasonable costs and expenses incurred in such action, including but not limited to, the Company’s reasonable attorneys’ fees.

(f) Waiver. The Company’s waiver or failure to enforce the terms of this Agreement or any similar agreement in any one instance shall not constitute a waiver of its rights hereunder with respect to other violations of this Agreement.

(g) Survival. The provisions of this Agreement, shall survive the termination of any relationship and employment with the Company and/or the assignment of this Agreement by the Company to any successor in interest or other assignee.

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CONFIDENTIALITY, NON-COMPETITION AND INVENTION ASSIGNMENT AGREEMENT

In witness whereof, intending to be legally bound hereby, I Mark Stejbach, have executed this Confidentiality, Non-Competition and Invention Assignment Agreement on the date set forth below:

/s/ Mark Stejbach
Mark Stejbach

Date:	6/26/08

CONFIDENTIALITY, NON-COMPETITION AND INVENTION ASSIGNMENT AGREEMENT

EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

EXCLUDED FROM SECTION 2 OF THE AGREEMENT

None

Signature of Employee:	/s/ Mark Stejbach

Prior Name of Employee: Mark Stejbach

Date:	6/28/08

CONFIDENTIALITY, NON-COMPETITION AND INVENTION ASSIGNMENT AGREEMENT

Exhibit A

EXHIBIT B

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment or reproductions of any of the aforementioned items and any Confidential Information (as defined in the Company’s Confidentiality, Non-Competition and Invention Assignment Agreement signed by me; the “Agreement”) belonging to the Company.

I further certify that I have complied with all the terms of the Agreement, including the reporting of any inventions and original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable, under copyright or similar laws, conceived or made by me (solely or jointly with others) covered by the Agreement.

I further agree that, in compliance with the Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, databases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, Clients, consultants or licenses.

I further agree that for twenty four (24) months from this date, I will not hire any employee of the Company and I will not solicit, induce, recruit or encourage any of the Company’s employees to leave their employment.

I further agree that for twelve (12) months from this date, I will refrain from engaging, in any capacity, in any business which is in the Field of Interest (as such term is defined in the Agreement) within the Untied States.

Mark Stejbach

Date:

CONFIDENTIALITY, NON-COMPETITION AND INVENTION ASSIGNMENT AGREEMENT

Exhibit B

APPENDIX B

TO:	Kelly Morello

Tengion, Inc.

2900 Potshop Lane

Suite 100

East Norriton, PA 19403

RE:	Acceptance of Employment

I represent that to the best of my understanding, I am under no common law or contractual obligation that would be an impediment to my employment with Tengion, Inc. (the “Company”), I will not use or disclose any confidential, proprietary or trade secret information belonging to any former employee, during my employment with the Company.

I represent and warrant that I have no retained or copied any confidential, proprietary or trade secret information or property, in any form, belonging to any former employee, and that if I was in possession of any such information or property, I have returned it to my former employer(s).

I agree that, if at any time during my employment with the Company, I am at risk of using or disclosing any confidential, proprietary or trade secret information belonging to any former employer, I will immediately recuse myself from acting on the matter and advise the President and CEO of the Company, without revealing any protected information, the nature of my conflict; provided, however, that I will not be required to recuse myself in the event such disclosure is required by law or regulation or as a result of a response to a valid order of a court or another governmental body of the United States or any political subdivision thereof.

I understand that if any of the representatives or warranties herein are intentionally false, or if I violate any of the terms of this memorandum, I will forfeit any unvested portion of the unvested stock incentives awarded or issued to me.

/s/ Mark Stejbach
Mark Stejbach

Date:	6/26/08

ACCEPTANCE OF EMPLOYMENT MEMO